STOEL RIVES LLP
                                 ---------------
                                    ATTORNEYS

                                One Union Square
                        600 University Street, Suite 3600             EXHIBIT 5
                         Seattle, Washington 98101-3197

                            Telephone (206) 624-0900
                               Fax (206) 386-7500

                                 April 23, 1997



Board of Directors of
Tera Computer Company

Dear Sirs:

     We have supervised the corporate proceedings relative to the issuance of 3,000 shares of Series B Convertible Preferred Stock, $.01 par value (the"Series B Preferred Stock"), of Tera Computer Company, a Washington corporation (the "Company"), and of the authorization of shares of Common Stock, $.01 par value (the "Common Stock"), issuable upon conversion of the Series B Preferred Stock.

     We are also familiar with the corporate proceedings relative to the incorporation of the Company and its present corporate status. Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, with full corporate power to issue the Series B Preferred Stock and to issue the Common Stock reserved for issuance upon conversion of the Series B Preferred Stock.

     2. The shares of the Series B Preferred Stock have been duly authorized by appropriate corporate action and are validly issued, fully paid and nonassessable.

     3. The shares of Common Stock issuable upon conversion of the Series B Preferred Stock have been duly authorized and reserved for such purpose by appropriate corporate action and, when issued upon such conversion, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission relating to the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the use of this opinion in connection with qualification of such shares of Common Stock under the applicable securities laws of any state.

                                       Very truly yours,



                                       STOEL RIVES LLP